UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ROMEO POWER, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Romeo Power, Inc. Requests Investors to Vote on Proposals at

Annual Meeting of Stockholders Before June 30, 2022

6/28/2022

LOS ANGELES -- (BUSINESS WIRE) -- Romeo Power, Inc. (“Romeo Power” or the “Company”) (NYSE: RMO), an energy technology leader delivering advanced electrification solutions for complex commercial vehicle applications, is requesting that shareholders vote on the proposals contained within its Proxy filing prior to the Annual Meeting of Stockholders on June 30, 2022. Stockholders are able to cast their votes until 11:59 PM Eastern time on June 29, 2022.

The Annual Meeting of Stockholders was originally scheduled for June 14, 2022, but was adjourned until June 30, 2022 to allow stockholders additional time to vote. Romeo Power is strongly encouraging participation from all investors, irrespective of position size, in the voting process. Each shareholder’s participation and vote aids the Company in avoiding costly additional adjournments and solicitations. Participation also ensures that each shareholder’s voice is heard on critical matters. Each proposed initiative is targeted to both grow and drive value for both the Company and its shareholders.

Voting Instructions

The items of which stockholders are being asked to vote on can be found in Romeo’s Proxy filing, available online under the SEC Filings section of the Company’s website at https://investors.romeopower.com/financials/sec-filings/default.aspx as well as in the Securities and Exchange Commission’s (SEC) EDGAR website at www.SEC.gov under the ticker symbol RMO. A majority of the votes received have been cast in favor of all proposals. However, while the approval rate for Proposal 6 was approximately 84% at the original Annual Meeting of Shareholders, there was not a sufficient quantity of individual votes cast necessary to approve Proposal 6, despite the significantly high approval rate. Romeo Power would like to emphasize the importance of Proposal 6 for the Company to continue to access necessary capital to fund its ongoing operations and pursue the key objectives to grow our business and drive value for shareholders.

In order for your vote to be represented, the Company must receive your voting instructions. For your convenience, please use any of the following methods to submit your vote:

1. By Internet - Follow the simple instructions on your proxy card.

2. By Touchtone - Call the toll-free number located on your proxy card and follow the simple instructions.

3. By Contacting a Proxy Solicitor Partner

•	Okapi Partners: (877) 274 – 8654

•	Mackenzie Partners: (800) 322 – 2885

If possible, please use either of the first two options to ensure your vote is captured in time for the meeting. Even if it is past the indicated deadline, the Company asks you to please submit your vote. If you have any questions, please call toll free either of our proxy solicitors, Okapi Partners at 1-877-274-8654 or MacKenzie Partners at 1-800-322-2885. Representatives are available Monday - Friday 9:00 am to 9:00 pm (ET) and Saturday, 10:00 am to 5:00 pm (ET).

About Romeo Power, Inc.

Founded in 2016 and headquartered in Los Angeles, California, Romeo Power (NYSE: RMO) is an energy technology leader delivering advanced electrification solutions for complex commercial vehicle applications. The Company’s suite of advanced battery electric products, combined with its innovative battery management system, delivers the safety, performance, reliability and configurability its customers need to succeed. To keep up with everything Romeo Power, please follow the Company on social media @romeopowerinc or visit www.romeopower.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, express or implied statements concerning Romeo Power’s ability to develop or sell new products, or to pursue customers in new product or geographic markets, Romeo Power’s expectations regarding its future financial performance, the demand for safe, effective, affordable and sustainable EV products, Romeo Power’s ability to produce and deliver such products on a commercial scale, and Romeo Power’s expectations that its customers will adhere to contracted purchase commitments on the currently expected timeframe are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Romeo Power’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: Romeo Power’s ability to execute on its plans to develop and market new products and the timing of these development programs; Romeo Power’s ability to increase the scale and capacity of its manufacturing processes; Romeo Power’s estimates of the size of the markets for its products; the rate and degree of market acceptance of Romeo Power’s products; the success of other competing technologies that may become available; Romeo Power’s ability to identify and integrate acquisitions; Romeo Power’s potential need for and ability to secure additional capital; the performance of Romeo Power’s products and customers; potential litigation involving Romeo Power; demand for battery cells and supply shortages; the potential effects of COVID-19; and general economic and market conditions impacting demand for Romeo Power’s products. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s filings with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from those implied by our forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Romeo Power undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For Investors:

Joe Caminiti or Ashley Gruenberg

Alpha IR Group

RMO@alpha-ir.com

312-445-2870

Source: Romeo Power Inc.